                          FINAL AGREEMENT

                          STATE OF GEORGIA

                          COUNTY OF HENRY


     This Agreement made and entered into this 27TH day of January, 1998 by and between Killearn Properties, Inc., a Florida Corporation and Killearn Properties, Inc. of GA., a Georgia Corporation
(hereinafter collectively and individually referred to as "KPI"), Proactive Technologies, Inc., a Delaware Corporation, Capital First Holdings, Inc., successor by merger to both Capital First, Inc. a Florida Corporation, and Jamesmark, Inc., a Florida Corporation (hereinafter collectively and individually referred to as "PTE"), Killearn, Inc., a Georgia Corporation (hereinafter "Killearn"), J. T. Williams, Jr. (hereinafter "Williams"), and Mark A. Conner (hereinafter "Conner"), is as follows:
     WHEREAS, PTE was the owner of 315,430 shares of common stock in KPI (hereinafter the "Shares") which it had pledged to First Community Bank of Henry County (hereinafter "First Community");
     WHEREAS, PTE owes certain Notes and other obligations to KPI, some of which are currently in default and which KPI and PTE wish to modify as provided herein;
     WHEREAS, KPI owns certain assets which PTE desires to purchase; WHEREAS, the parties hereto desire to resolve certain disputes which have arisen between the parties; and
     WHEREAS, the parties hereto desire to enter into this Agreement to define their respective rights and obligations with respect to the items set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other and good and valuable considerations, receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.   Transfer of the Shares.
a. PTE hereby consents to the Transfer and Assignment of the promissory notes, the pledges and related agreements described in paragraphs 1(d)(i) and 1(d)(ii) below by First Community to Killearn.
b. PTE hereby consents to the sale on January 15, 1998 of 288,650 shares of common stock of KPI to The Wimberly Investment Fund, LP for the sum of $2,092,712.50 and except as set forth herein waives and releases any and all claims with respect to that sale.
c. PTE further agrees to the sale 26,780 shares of common stock in KPI to The Wimberly Investment Fund L.P. for $194,155.00, provided such sale is completed on or before January 31, 1998.
d. The proceeds from the sale of the Shares shall be paid to Killearn as the owner of the promissory notes referenced above and shall be applied as follows:
     i. First, $791,409.11 shall be applied to the satisfaction of that certain Promissory Note dated September 17, 1997, from Proactive Technologies, Inc. to First Community in the original principal amount of $866,869.43, which Promissory Note was transferred and assigned to Killearn by First Community together with the pledge of the 288,650 shares and related Security Agreement.

     ii. Second, the balance of the proceeds ($1,495,458.39) shall be applied to the outstanding balance due pursuant to that certain promissory note dated November 14, 1997, from Killearn Properties, Inc. of GA to First Community, in the original principal amount of $2,400,000, (hereinafter "First Community Note") which promissory note was transferred and assigned to Killearn by First Community together with the pledge of the 26,780 shares and pledged therefor, and PTE'S guaranty, among other things.
e. The parties hereto acknowledge that the proceeds paid pursuant to paragraph 1(d)(ii) above was paid to Killearn by PTE in its capacity as guarantor of the First Community Note. The parties further acknowledge that PTE is entitled to be reimbursed for said sum by KPI. As reimbursement therefor, PTE shall be entitled to a reduction of outstanding indebtedness owed by PTE to KPI as follows:
     i. First, $225,547.41 shall be applied to the satisfaction of certain unsecured intercompany loans payable to KPI, as listed on Exhibit "G".;
     ii. Second, $180,651.22 shall be applied to the outstanding interest accrued to December 31, 1997 pursuant to that certain Commercial Promissory Note dated July 14, 1994, from Capital First, Inc. to KPI, in the original principal amount of $5,125,722.33 (hereinafter the "Capital First Note");
     iii. Third, $197,131.92 shall be applied to the outstanding interest accrued to December 31, 1997, pursuant to that certain Restated and Consolidated Balloon Promissory Note dated September 22, 1995, from Capital First, Inc. to KPI, in the original principal amount of $2,494,800.97 (hereinafter the "Capital First Note II")(the Capital First Note and the Capital First Note II are hereinafter collectively referred to as the "Capital First Notes");
     iv. Finally, the remaining funds, in the amount of $892,127.84 shall be applied to reduce the aggregate outstanding principal balance of the Capital First Notes.
2.   Capital First Notes.
     The Capital First Notes, and the Mortgages securing the obligations hereunder, shall be modified, on or before January 31, 1998, by a Modification Agreement in form and substance acceptable to the parties which shall provide as follows::
a. Interest on the remaining principal balances of the Capital First Notes shall accrue at the rate of 10% per annum beginning January 1, 1998;
b. Interest payments shall be due quarterly, commencing March 31, 1998;
c. Any default pursuant to the terms of either of the Capital First Notes shall be considered a default under both of the Capital First Notes and shall entitle the holder thereof to pursue any and all remedies available pursuant to either or both of the Capital First Notes;
d. In the event of default, interest on the entire outstanding amount, shall accrue at the rate of 12% per annum.
e. The Maturity Dates for the Capital First Notes shall be extended to December 31, 1999, however, no minimum interest payments shall be required prior to the maturity date.
f. The Capital First Notes shall be cross-collateralized so that the real property securing each of the notes shall secure the obligations pursuant to both notes.

g.    The Capital First Notes shall be modified to permit Future
Advances as defined herein. All Future Advances shall be due and payable in full, within 15 days from the date of written demand to PTE for such payment.
h. Release schedule for the collateral will be as will be as shown on Exhibit "J" attached hereto and incorporated herein by reference.

3.   Transfer of Property.
a. On or before January 31, 1998, KPI shall transfer and convey to PTE, by Quitclaim Deed in form and substance acceptable to the parties, its right, title and interest in and to the following described property:
     i. The Summit Tract (a complete description of which is attached hereto as Exhibit "A" and incorporated herein by reference).
     ii. The Glen Tract (a complete description of which is attached hereto as Exhibit "B" and incorporated herein by reference).
     iii. KPI shall transfer and assign by Transfer and Assignment in form a substance acceptable to the Parties to PTE, all rights, title and interest pursuant to that certain Real Estate Sale Contract dated 5/2/97 by and between KPI and Centex Homes, a Nevada General Partnership, (hereinafter "Glen Contract"), including an assignment of all funds held in escrow pursuant to the Contract.
b. In consideration thereof, PTE shall assume all indebtedness and obligations of KPI associated with the above referenced properties specifically, without limitation, the following:
     i. Promissory Note from Killearn Properties, Inc. of GA to First Community Bank of Henry County, dated September 29, 1997, in the original principal amount of $2,900,000.00 (hereinafter the "Summit Note").
     ii. Promissory Note from Killearn Properties, Inc. of GA to First Community Bank of Henry County, dated October 24, 1998, in the original principal amount of $1,760,000.00 (hereinafter the "Glen Note");
c. Additionally, PTE shall be responsible for and shall pay when due all interest accruing on the Summit Note and the Glen Note after October 31, 1997. On or before January 31, 1998 PTE shall reimburse KPI for any such interest paid by KPI, accruing after October 31, 1997, as shown on Exhibit E attached hereto and incorporated herein by reference.
d. As further consideration for the conveyance of the properties described in paragraph 3(a) hereof, PTE shall assume all obligations of KPI in any way related to or arising from the acquisition and development of the Glen and/or the Summit, other than interest as set forth above, accruing after December 31, 1997. KPI shall pay all costs accrued prior to December 31, 1997 and shown on Exhibit "I" attached hereto and incorporated herein by reference, in relation to the Summit Tract and the Glen Tract. KPI may in KPI's sole discretion, pay any additional costs not shown on Exhibit "I" or any amounts not paid by PTE within 10 days of the due date. In such event, any amounts paid by KPI shall be treated as a Future Advance pursuant to the Capital First Notes and as modified in paragraph 2 hereof.
e. PTE shall hold harmless and indemnify KPI, its officers, agents, shareholders, employees and subsidiaries from and against any cost, claim, suit, damage or liability arising from, or in any way related to the Glen, the Glen Note, the Glen Contract, the Summit, the Summit Note and any and all other contracts or obligations related thereto. The terms and conditions of PTE's obligations hereunder shall be more specifically set forth in a Hold Harmless Agreement, in form and substance acceptable to KPI, to be executed by PTE and delivered to KPI on or before January 31, 1998.

f. The transfers of the properties set forth herein shall occur on or before January 31, 1998, provided, however, PTE shall not be obligated to accept the properties unless First Community agrees not to accelerate and/or demand payment of the Glen Note and/or the Summit Note as a result of the transfer of title to PTE.

4.   Transfer of Partnership Interests.
a. On before January 31, 1998, KPI shall transfer and assign, by Transfer and Assignment in form and substance acceptable to the parties, all rights, title and interest in and to Henry County Land Partners (hereinafter "HCLP"). The Partnership Agreement, dated May __, 1997 is attached hereto as Exhibit "C" and incorporated herein by reference.
b. In consideration thereof, PTE shall assume all indebtedness and obligations of KPI associated with HCLP, arising out of the Partnership Agreement, including without limitation, the following:
     i.    Highland Note
     ii.   Ward Lake Note
     iii.  Corporate Center Note
c. Additionally, PTE shall be responsible for and shall pay when due all interest accruing on the notes referred paragraph 4(b) after October 31, 1997. On or before January 31, 1998 PTE shall reimburse KPI for any interest paid by KPI prior to the consummation hereof (if any), accruing after October 31, 1997, as shown on Exhibit E attached hereto and incorporated herein by reference.
d. As further consideration for the conveyance of the Partnership interest described in paragraph 4(a) hereof, PTE shall assume all obligations of KPI in any way related to or arising from HCLP or any property acquired or developed by KPI and accruing after December 31, 1997. KPI shall pay all costs accrued prior to December 31, 1997 and shown on Exhibit "I" attached hereto and incorporated herein by reference in relation to HCLP. KPI may in KPI's sole discretion, pay any additional costs not shown on Exhibit "I" or any amounts not paid by PTE within 10 days of the due date. In such event, any amounts paid by KPI shall be treated as a Future Advance pursuant to the Capital First Notes and as modified in paragraph 2 hereof.
e. PTE shall hold harmless and indemnify KPI, its officers, agents, shareholders, employees and subsidiaries from and against any cost, claim, suit, damage or liability arising from, or in any way related to HCLP, including, without limitation the promissory notes set forth on Exhibit "D" attached hereto and incorporated herein by reference. The terms and conditions of PTE's obligations hereunder shall be more specifically set forth in a Hold Harmless Agreement, in form and substance acceptable to KPI, to be executed by PTE and delivered to KPI on or before January 31, 1998.
f. This transfer shall be completed on or before January 31, 1998, provided, however, that PTE shall not be obligated to accept the transfer, unless First Community agrees not to accelerate and/or demand payment of any Notes from HCLP as a result of the transfer in the partnership interest to PTE.
g. PTE acknowledges and agrees that the $250,000 Certificate of Deposit held by Peachtree National Bank shall remain the property of KPI. PTE shall use its best effort to have the Certificate of Deposit released to KPI as soon as possible. In the event any funds are withdrawn from the Certificate of Deposit by or on behalf of PTE and/or HCLP then such amounts withdrawn shall be treated as a Future Advance pursuant to the Capital First Notes as modified in paragraph 2(a) hereof.

5.   Transfer of Simpson Mill Development, Inc.
a. On or before January 31, 1998, KPI shall transfer and assign all of the following:
     i. All outstanding shares of stock in Simpson Mill Development, Inc. (hereinafter "SMD") to PTE.
     ii. All of KPI's rights, title and interest pursuant to that certain Option Agreement by and between Harold L. McGarity and Edward E. McGarity and KPI, a copy of which is attached hereto as Exhibit "F" and incorporated herein by reference by transfer and assignment in form and substance acceptable to the parties.
     iii. All of KPI's rights, powers and options in and to that certain Deposit Receipt and Contract for Sale and Purchase dated November 14, 1997, by and between KPI and La-Vette Homes, Inc. (hereinafter "Simpson Mill Contract" by transfer and assignment in form and substances acceptable to the parties.
b. In consideration thereof, PTE shall assume all indebtedness and obligations of KPI associated with the above referenced properties specifically, without limitation, the following:
     i. All obligations pursuant to that certain Option Agreement by and between Harold L. McGarity and Edward E. McGarity and KPI, a copy of which is attached hereto as Exhibit "K" and incorporated herein by reference;
     ii.    All obligations of KPI pursuant to the Simpson Mill
Contract.
     iii. All obligations of KPI and SMD pursuant to that certain promissory note from SMD to First Community, dated July 15, 1997 in the original principal amount of $2,482,600 (hereinafter the "Simpson Mill Note").
c. Additionally, PTE shall be responsible for and shall pay when due all interest accruing on the Simpson Mill Note after October 31, 1997. On or before January 31, 1998 PTE shall reimburse KPI for any interest paid by KPI prior to the consummation hereof (if any), accruing after October 31, 1997, as shown on Exhibit E attached hereto and incorporated Herein by reference.
d. As further consideration for the conveyance of SMD as described in paragraph 5(a) hereof, PTE shall assume all obligations of KPI in any way related to SMD or any property acquired or developed by SMD accruing after December 31, 1997. KPI shall pay all costs accrued prior to December 31, 1997, and shown on Exhibit "I" attached hereto and incorporated herein by reference related to SMD. KPI may in KPI's sole discretion, pay any costs not shown on Exhibit "I" and any amounts not paid by PTE or SMD within 10 days of the due date. In such event, any amounts paid by KPI shall be treated as a Future Advance pursuant to the Capital First Notes and as modified in paragraph 2 hereof.
e. PTE shall hold harmless and indemnify KPI, its officers, agents, shareholders, employees and subsidiaries from and against any cost, claim, suit, damage or liability arising from, or in any way related to SMD, including, without limitation the Simpson Mill Note and the Simpson
Mill Contract.   The terms and conditions of PTE's obligations hereunder
shall be more specifically set forth in a Hold Harmless Agreement, in form and substance acceptable to KPI, to be executed by PTE and delivered to KPI, on or before January 31, 1998.


7.   Release from Obligations and Guaranties.
     a. Within 30 days from the date hereof, PTE shall cause KPI to be released as obligor or guarantor on any promissory note or other obligation assumed herein by PTE, including, without limitation the following, the promissory notes described in paragraph 3(b), 4(b) and 5(b) attached hereto and incorporated herein by reference.
     b. Should PTE fail to timely cause KPI to be released from such obligations, then PTE shall execute and deliver to KPI a Promissory
Note, in form and substance acceptable to KPI, in the original principal amount equal to the amount of each of the notes and or obligations to which KPI remains obligated. No interest shall be charged or accrued on said promissory notes unless and until KPI makes any payment on the Notes. KPI shall reduce the principal balance of the promissory note by an amount equal to the obligations for which Killearn Properties is released. Such notes shall be considered Future Advances pursuant to the Capital First Notes as modified in paragraph 2 hereof.
     c. Within 60 days from the date hereof, KPI shall cause Mark Conner and/or PTE to be released as obligor or guarantor on any promissory notes or other obligations of KPI, other than those assumed herein by PTE. If KPI fails to cause Conner and/or PTE to be released from such notes, then KPI shall execute a Hold Harmless agreement in form and substance acceptable to KPI and PTE, which agreement shall be agreed upon by the parties on or before January 31, 1998.
8.   Delay in Foreclosure Proceedings.
     a. KPI shall, provided PTE, Conner, Maloney, and Flowers comply strictly and timely with the terms hereof, refrain from the institution of its presently contemplated foreclosure proceedings arising out of current defaults, with respect to properties of PTE located in Tallahassee, Florida. Nothing herein shall restrict or diminish KPI's right to institute foreclosure proceedings or take any other actions to enforce any sums due KPI in the event of future defaults under any debts or obligations of PTE in favor of KPI.

9.   Resignation from Board of Directors.
     a. On or before January 31, 1998, Mark A. Conner shall resign from the Board of Directors of KPI.
     b. On or before January 31, 1998, Robert E. Maloney shall resign from the Board of Directors of KPI.
     c. On or before January 31, 1998, Langdon Flowers, Jr. shall resign from the Board of Directors of KPI.
10.  Release Payments.
     a. Upon receipt of payment in the amount of $15,000.00 from KPI, Robert E. Maloney shall execute and deliver to KPI a Release and Covenant Not to Sue in form and substance acceptable to KPI.
     b. Upon receipt of payment of $75,000.00 from KPI, Conner shall execute and deliver to KPI a Release and Covenant Not to Sue in form and substance acceptable to KPI.
     c.   Upon receipt of payment of $25,000.00 from KPI, James F.
Heidenreich shall execute and deliver to KPI a Release and Covenant Not to Sue in form and substance acceptable to KPI.
11.  Barrier Dunes Building.
          On or before February 28, 1998, Proactive Technologies, Inc.
shall pay or cause to be paid to KPI the sum of $480,000.00. Said sum shall be applied to fully satisfy that certain promissory note dated June 27, 1996, from Barrier Dunes Development Corporation to KPI, in the original principal amount of $550,000.00.
12.  KPI's Vehicles
     a. On or before January 31, 1998, PTE shall deliver to KPI the 1997 Cadillac, VIN #1G5KD54Y8VU264161.
     b. In the event the vehicle is returned in poor operating condition, or with damage beyond normal wear and tear, PTE shall immediately pay to KPI all costs of repair of the vehicle.
13. PTE and Killearn agree that any and all prior verbal or written agreements to buy, sell and/or exchange KPI stock by and between any of the parties hereto are superseded by this Agreement and are of no further force and/or effect.
14. Each party covenants and agrees to execute any and all documents and instruments reasonably requested by any party to consummate the terms and conditions of this Agreement. This Agreement shall survive the consummation of the transactions set forth in this Agreement.
15.  This agreement shall be governed by Georgia law.
16. This agreement constitutes the entire agreement and contains all the covenants, promises, understandings and agreements of the parties with respect to the matters it concerns, it supersedes any and all prior covenants, promises, understandings and agreements with respect thereto and no statements or representations not set forth herein shall be enforceable with respect to such matters.
     In Witness whereof, the undersigned have hereunto set their hands and seals on the date set forth above.


Signed, sealed and delivered           PROACTIVE TECHNOLOGIES, INC.
in the presence of:                    /s/ Mark A. Conner
                                       By: Mark A. Conner, President
/s/ Bill Daniels
Unofficial Witness

/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999


Signed, sealed and delivered             CAPITAL FIRST HOLDINGS, INC.
in the presence of:                      /s/ Mark A. Conner
                                         Mark A. Conner, President

/s/ Bill Daniels
Unofficial Witness
/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999


See additional signatures on attached page

Signed, sealed and delivered           KILLEARN PROPERTIES, INC..
in the presence of:                    /s/ David K. Williams
                                       By: David K. Williams, President
/s/ Bill Daniels
Unofficial Witness

/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999




Signed, sealed and delivered           KILLEARN PROPERTIES, INC. OF GA.
in the presence of:                    /s/ David K. Williams
                                       By: David K. Williams, President
/s/ Bill Daniels
Unofficial Witness

/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999




Signed, sealed and delivered           KILLEARN, INC.
in the presence of:                    /s/ J.T. Williams, Jr.
                                       By: J.T. Williams, Jr., President
/s/ Bill Daniels
Unofficial Witness

/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999



See additional signatures on attached page

Signed, sealed and delivered.
in the presence of:                    /s/ Mark A. Conner (SEAL)
                                       By: Mark A. Conner
/s/ Bill Daniels                       As to Paragraphs 9, 10, 13)
Unofficial Witness

/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999




Signed, sealed and delivered
in the presence of:                    /s/ J.T. Williams, Jr.
                                       By: J.T. Williams, Jr.
/s/ Bill Daniels                       (as to Paragraph 13)
Unofficial Witness

/s/ Patrick Jaugstetter
Notary Public, Henry County, GA
My Commission expires: March 7, 1999


                         EXHIBIT "A"

All that tract or parcel of land lying and being in Land Lots 30 and 31 of the 7th District of Henry County, Georgia, containing 124.2 acres and being more particularly described in accordance with a Preliminary Plan for Killearn Properties of Georgia, Inc. by Moore, Bass & Bibler, Inc. dated 9/25/97 as follows:

Beginning at the Southeast comer of Land Lot 31 of the 7th District (also being the common comer of Land Lots 31, 30, 34 and 35 of the 7th District of Henry County), and running thence South 87 degrees 51 minutes 48 seconds West along the South line of Land lot 31 (also being the North line of Land Lot 34) 1635.35 feet to a 1/4" rebar found at a point located on the northeasterly right of way of U.S. Highway 23, State Route 42, thence North 52 degrees 53 minutes 52 seconds East,
599.01 feet to a point; thence North 18 degrees 09 minutes 19 seconds East 394.26 feet to a point; thence North 45 degrees 33 minutes 56 seconds East, 440.52 feet to a point; thence North 20 degrees 01 minutes 42 seconds East 576.30 feet to a point; thence North
08 degrees 00 minutes 13 seconds East, 474.75 feet to a point; thence North 23 degrees 34 minutes 41 seconds East, 10 1 6.65 feet to a point located at a point located at the Northeast comer of Land Lot 31 (also being the common corner of Land Lots 1, 2, 30 and 31 of the 7th District of Henry County, Georgia); thence North 89 degrees 12 minutes 35 seconds East along the North line of Land Lot 3 0 (also being the South line of Land Lot 1) 1490.16 feet to an iron pin set; thence South 00 degrees 34 minutes 20 seconds West, feet to an iron pin found; thence South 89 degrees 03 minutes 04 seconds West, 1425.06 feet to an iron pin set; thence South 00 degrees 55 minutes 00 seconds East,
494.82 feet to an iron pin found at the point of beginning.

                             EXHIBIT "B"


All that tract or parcel of land, containing 75.782 acres, lying and being in Land Lot 33 of the 7th District of Henry County, Georgia, as shown on a plat of survey made for Doug Adams prepared by Joe B. Rowan, Jr., Registered Land Surveyor No. 2404, dated February 14, 1996, recorded in Plat Book 26, Page 9, Henry County Records. The description of said property as contained on said plat is hereby incorporated herein and by reference made a part hereof.


ALSO:

All that tract or parcel of land lying and being in Land Lots 32 and 33 of the 71 District of Henry County, Georgia, and being Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21, Block
A, Lots 1, 2, 3 and 4, Block B, Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 1 0, 11
and 12, Block C and Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14,
15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 69, 70, 71,
72, 73, 74, 75, 76, 77, 78, 79 and 80, Block D, of The Glen, Phase One,
as shown on Final Plat For The Glen Phase One, consisting of four (4) pages, prepared by Leonidas B. Sears III, Registered Land Surveyor No. 2628, dated 10/9/97, last revised 12/5/97, and recorded in Plat Book 26, Pages 257, 258, 259 and 260, Henry County Records. The description of said property as contained on said plats is hereby incorporated herein and by reference made a part hereof.


LESS AND EXCEPT:

All that tract or parcel of land lying and being in Land Lots 32 and 33 of the 71 District of Henry County, Georgia, and being Lots 1 through 4, inclusive, Block "A", Lots 1 through 4, inclusive, Block "B", Lots I through 13, inclusive, Block "C", Lots 1 through 25, inclusive, Block "D", and Lots 69 through 80, inclusive, Block D, The Glen, Phase One, as shown on Final Plat For The Glen - Phase One-, consisting of four
(4) pages, prepared by Leonidas B. Sears III, Registered Land Surveyor No. 2628, dated 10/9/97, last revised 12/5/97, and recorded in Plat Book 26, Pages 257, 258, 259 and 260, Henry County Records. The description of said property as contained on said plats is hereby incorporated herein and by reference made a part hereof.

                             EXHIBIT "C"

                         PARTNERSHIP AGREEMENT
                                   OF
      HENRY COUNTY LAND PARTNERS, a Georgia General Partnership

     THIS PARTNERSHIP AGREEMENT is made this _____ day of May, 1997, by and among the parties hereinafter names as "PARTNERS", for the purpose of associating themselves together as a General Partnership pursuant to the provisions of the Uniform Partnership Act, O.C.G.A. Section 14-8.


                             BACKGROUND

     The Objective of this venture is to acquire and develop not less than acres of land in Henry County, Florida, as well as any other legitimate business purposes the parties may decide.

     1. Name. The partnership shall operated under the name of HENRY COUNTY LAND PARTNERS.

     2. Place of Business. The principal place of business shall be 385 Country Club Drive, Stockbridge, Georgia 30281 or other offices of business as might from time to time be agreed upon by the partners.

     3. Partners. The Partners hereby associated together, their respective mailing addresses and their partnership percentages, are as follows:

Name                       Address                     Partnership %

Killearn Properties, Inc.  385 Country Club Drive      50%
                           Stockbridge, GA 30281

Rosston, Inc.              100 Corporate Center Drive  50%
                           Stockbridge, Georgia 30281

     4. Purpose of Partnership. The purpose for which this partnership is formed is to acquire and develop land for sale and development, as well as any other legitimate business purposes permitted under the laws of the State of Georgia and of the United States of America.

     5. Term. This partnership shall commence on September 27, 1997 and shall continue thereafter until September 27, 2012, or as terminated as herein provided.

     6. Accounting Method. The partnership shall keep true and accurate accounting records, and shall report its income for income tax purposes on the "cash method" of accounting on a calendar year basis. All accounting for partnership purposes shall be in accordance with generally accepted tax accounting principles.


The partnership accounting records shall be maintained by the partners.

Each partner shall have access to the accounting and tax records of the partnership at all reasonable times. An audit of records, or other appropriate form of examination thereof,. shall be made for any calendar year that it is requested by the partners possessing a majority of partnership interest.

     7. Initial Capital Contribution. The capital of the partnership shall initially consist of the following sums, which includes cash and assets, contributed by the partners, to-wit:

Killearn Properties, Inc.                $100.00

Rosston, Inc.                            $100.00

It is further agreed that the partnership shall seek to borrow up to Three Million Four Hundred Thousand and No Cents ($3,400,000.00) from the First Community Bank of Henry County, or other lender, for acquisition of land in Henry County, Georgia.

     8. Capital Accounts. An individual capital account shall be maintained for each Partner. The capital interest of each Partner shall consist of his original contribution of capital increased by (a) additional capital contributions, and (b) any profits of the partnership transferred to his capital account, and decreased by (a) distributions in reduction of partnership capital, and (b) his share of partnership losses, if charged to the capital accounts of the Partners.

     9. Ratio of Partners' Capital Accounts. The capital accounts of the Partners shall be. maintained at all times in the proportions of their partnership percentages.

     10. Profits and Losses. The net profits or net losses of the partnership shall be shared by the Partners in proportion to their partnership percentage.

     11. Partner Drawings. Partners may receive compensation for services rendered to the partnership as agreed upon by the partners. The partners shall each have separate drawing accounts, and withdrawals during each year shall be in amounts agreed upon from time to time by the partners.

     12. Partnership Meetings and Voting. A meeting of the partners may be called from time to time by one or more partners by giving written notice by certified mail, return receipt requested, to the other partners three (3) days in advance of the meeting. If all the partners given written consents, the three (3) day written notice of the meeting shall not be required. Each Partner shall have a voice in the management of the partnership business equal in percentage to that which his capital account bears to the total of all partnership capital accounts.

Meetings of the partners may be held by telephone conference calls or a partner may attend using speaker phone devices.

     It is mutually agreed that an annual meeting of the Partnership shall be held during the first week of January of each year for the purposes of establishing values of the assets of the partnership.

     13. Restrictions. No partner, without the consent of all other partners, shall:

     A.     Borrow or lend money on behalf of the partnership.
     B. Execute any mortgage, bond, or lease or deed or contact (excepting contracts executed in the ordinary course of business) on behalf of the partnership.
     C. Assign, transfer, or pledge any debts due the partnership or release any debts due, except on payment in full,
     D. Compromise any claim due the partnership, or submit to arbitration any dispute or controversy involving the partnership; or
     E. Sell, assign, pledge or mortgage his interest in the partnership.
     F. Open any bank accounts for managing the funds of the partnership.

     14. Banking. All funds of the partnership are to be deposited in its name in such checking or other accounts as shall be designated by the partners.

     15. Winding-Up the Partnership Upon Voluntary Dissolution. The Partnership may be dissolved at any time by agreement of the partners. Upon termination of the Partnership, the partners shall proceed with reasonable promptness and diligence to liquidate and terminate the partnership business. Upon termination and liquidation of assets, it shall be the right of the partners to have the property applied and distributed, respectively, pursuant to the provisions of O.G.C.A..

     16. Balance Owed by a Partner. Should any partner have a debit balance in his capital account, whether by reason of losses in liquidating partnership assets or otherwise, the debit balance shall represent an obligation from him to the other partners to be paid in cash within thirty (30) days after written demand by the other Partners and shall bear interest thereafter at the rate of 12 per cent per annum.

     17. Amendments. Any amendments or modifications to this agreement shall be made in writing and shall be attached to the original hereof.

      18. Binding. SHIP AGREEMENT is made this ___ Day of May,1997, by and among the parties hereinafter named as "PARTNERS", for the purpose of associating themselves together as a General Partnership pursuant to the provisions of the Uniform Partnership Act, O.G.C.A.
Section 14-8.

     19. Controlling Law. This agreement is entered into pursuant to and shall be controlled by the laws of the State of Georgia.


     20.     **

IN WITNESS WHEREOF, the Partners have signed this Partnership
Agreement, the day and year first above written.

/s/ Mark A. Conner
By:  Mark A. Conner, CEO
Killearn Properties, Inc.

/s/ David K. Williams
By:  David K. Williams, President

/s/ David Black
By:  David Black, President
Rosston, Inc.

20. ** Either General Partner may sign on behalf of the Partnership with the express written consent of other Partner.
Killearn Properties, Inc. consents to Rosston, Inc. to sign on Behalf of the Partnership for a loan in the amount of $3,000,000.00 to First Community Bank of Henry County, McDonough,
Georgia.

KILLEARN PROPERTIES, INC.
/s/ David K. Williams
By:  David K. Williams
Its President

/s/ Rebecca A. Christian
By:  Rebecca A. Christian
Its Secretary


                      EXHIBIT "D"
BORROWER:
HENRY COUNTY LAND PARTNERS
100-D COUNTRY CLUB DRIVE
STOCKBRIDGE, GA  30281
PHONE (770) 506-1111

Peachtree National Bank                          COMMERCIAL
7384 Highway 85                                  VARIABLE RATE
Riverdale, GA  30274                             REVOLVING OR
(770) 996-2265                                   DRAW NOTE
ADDRESS

OFFICER IDENTIFICATION -JLS
INTEREST RATE-VARIABLE
PRINCIPAL AMOUNT/CREDIT LIMIT- $1,600,000.00
FUNDING/AGREEMENT DATE- 11/14/97
MATURITY DATE- 11/15/98
CUSTOMER NUMBER- 2835361
LOAN NUMBER - 2835361-6001
           AQUISITION AND DEVELOPMENT FOR BUSINESS PARK
                    ON CORPORATE CENTER DRIVE
                         STOCKBRIDGE GA
PROMISE TO PAY: For value received, Borrower promises to pay to the Of Lender the principal amount of One Million Six Hundred Thousand and No/100 Dollars ($ 1,600,000.00 )or, if less, the aggregate unpaid Principal amount of all loans or advances made by the Lender to the Borrower under this Note, plus interest on the unpaid principal balance At the rate and in the manner described below, until all amounts owing Under this Note are paid in full. All amounts received by Lender shall be applied first to late charges and expenses, accrued unpaid principal, or in any other order as determined by Lender, in Lender's sole discretion, as permitted by law.

REVOLVING OR DRAW FEATURE:    This Note possesses a revolving feature.
Upon satisfaction of the conditions set forth in this Note, Borrower Shall be entitled to borrow up to the full principal amount of the Note and to repay and reborrow from time to time during the term of this Note. X This Note possesses a draw feature. Upon satisfaction of the conditions set forth in this Note, Borrower shall be entitled to draw one of more times under this Note. Any repayment may not be reborrowed. The aggregate amount of such draws hall not exceed the full principal amount of this Note.
Information with regard to any loans or advances under this Note shall Be recorded and maintained by Lender in its internal records and such Records shall be conclusive of the principal and interest owed by Borrower under this Note unless there is a material error in such Records. The Lender's failure to record the date and amount of any Loan or advance shall not limit or otherwise affect the obligations of The Borrower under this Note to repay the principal amount of the loans Or advances together with all interest accruing thereon. Borrower shall be entitled to inspect or obtain a copy of the records during Lender's business hours.

CONDITIONS FOR ADVANCES: If no Event of Default has occurred under This Note, Borrower shall be entitled to borrow monies under this Note (subject to the limitations described above) under the following conditions:
1. PER SUBMISSION OF AIA DOCUMENT #G702 (AMERICAN INSTITUTE OF ARCHITECTS FORM) WITH ATTACHED INVOICES;
2. SITE INSPECITON TO BE PERFORMED BY A REPRESENTATIVE FOR PEACHTREE NATIONAL BANK WITH AN INSPECTION FEE OF $50.00 PER EACH SITE INSPECTION TP BE PAID OUT OF DRAW DUE.

INTEREST RATE: This Note has a variable rate feature. The interest rate on this Note may change from time to time if the Index Rate identified below changes. Interest shall be computed on the basis of the actual number of days over 360 days per year. Interest on this Note shall be calculated and payable at a variable rate equal to 1.000% Per annum over the Index Rate. The initial interest rate on this Note Shall be 9.500 % per annum. Any change in the interest rate resulting From a change in the Index Rate will be effective on:
  The date the Index Rate changes.

INDEX RATE:  The Index Rate for this Note shall be:
              Lender's Prime Rate, which is the base rate used by Lender to fix interest rates at which loans are made to Various customers, which loans may be made by Lender at, Above or below said Prime Rate.
If the Index Rate is redefined or becomes unavailable, then Lender
May select another index rate which is substantially similar.

DEFAULT RATE: If there is an Event of Default under this Note, the Lender may, in its discretion, increase the interest rate on this Note
To: SIXTEEN PERCENT or the maximum interest rate Lender is permitted to Charge by law, whichever is less.

PAYMENT SCHEDULE: Borrower shall pay the principal and interest
According to the following schedule:
 Interest only payments beginning December 15, 1997 and continuing at Monthly time intervals thereafter. A final payment of the unpaid Principal balance plus accrued interest is due and payable on November 15, 1998.

PREPAYMENT: This Note may be prepaid in part or in full on or before Its maturity date. If this Note contains more than one installment, any partial prepayment will not affect the due date or the amount of any subsequent installment, unless agreed to, in writing, by Borrower and Lender. If this Note is prepaid in full, there will be: X No
minimum finance charge.   A minimum finance charge of $______.

LATE CHARGE: If a payment is received more than 15_____days late, Borrower will be charged a late charge of X 5.00% of the unpaid portion Of the payment; $______or_____% of the unpaid portion of the
Payment, whichever is   greater   less.

COLLATERAL: To secure the payment and performance of obligations Incurred under this Note, Borrower grants Lender a security interest in All of Borrower's right, title, and interest in all monies, instruments Savings, checking and other accounts of Borrower (excluding IRA, Keogh And other accounts subject to tax penalties if so assigned) that are Now or in the future in Lender's custody or control. X If checked, the Obligations under this Note are also secured by the collateral Described in any security instruments executed in connection with this Note, and any collateral described in any other security instruments Securing this Note or all of Borrower's obligations to Lender.
 D/S/D 13.833 ACRES LL 19-6 LD HENRY COUNTY STOCKBRIDGE GA; ASSIGNMENT OF PEACHTREE NATIONAL BANK CERTIFICATE DEPOSIT FOR $250,000.

RENEWAL: If checked, this Note is a renewal, but not a satisfaction OF Loan Number ___________.

THE PERSONS SIGNING BELOW ACKNOWLEDGE THAT THEY HAVE READ, UNDERSTAND AND AGREE TO THE PROVISIONS OF THIS NOTE, INCLUDING THE TERMS AND
CONDITIONS ON THE REVERSE SIDE, AND FURTHER ACKNOWLEDGE RECEIPT OF AN EXACT COPY OF THIS NOTE.



Dated: November 14, 1997

BORROWER: ROSSTON,INC.
/s/ David Black
David Black, President
BORROWER: KILLEARN PROPERTIES, INC.
GENERAL PARTNER

/s/David K. Williams
David K. Williams, President


Collateral to secure this Note:
(a)fails to make any payment on this Note or any other indebtedness to Lender when due;
(b)fails to perform any obligation or breaches any warranty or convenant to Lender contained in this Note any security instrument, present or future written agreement regarding this or any other indebtedness of Borrower to Lender;
c)provides or causes any false or misleading signature or representation to be provided to Lender;
(d)sells , conveys, or transfers rights in any collateral securing this Note without the written approval of Lender; or destroys, loses or damages such collateral in any material respect; or subjects such collateral to seizure, confiscation or condemnation.
(e)has a garnishment, judgement, tax levy, attachment or lien entered or served against Borrower, any guarantor, or any third party pledging collateral to secure this Note or any of their property;
(f)dies, becomes legally incompetent, is dissolved or terminated, ceases to operate its business, becomes insolvent, makes an assignment for the benefit of creditors, fails to pay debts as they become due, or becomes the subject of any bankruptcy, insolvency or debtor rehabilitation proceedings;
(g)fails to provide Lender evidence of satisfactory financial condition;
(h)has a majority of its outstanding voting securities sold, conveyed, or transferred to any person or entity that has the majority ownership as of the date of the execution of this agreement; or
(i)if Lender deems itself insecure in good faith with respect to any of the obligations or indebtedness.

2. RIGHTS OF LENDER ON EVENT OF DEFAULT. If there is an Event of Default under this Note, Lender will be entitled to exercise one or More of the following remedies without notice or demand (except as Required by law):
(a) to declare the principal amount plus accrued interest under this Note and all other present and future obligations of Borrower Immediately due and payable in full; such acceleration shall be Automatic and immediate if the Event of Default is a filing under The Bankruptcy Code;
(b) to collect the outstanding obligations of Borrower with or without restoring to judicial process;
(c) to cease making advances under this Note or any other agreement between Borrower and Lender;
(d) to take possession of any collateral in any manner permitted by law
(e) to require Borrower to deliver and make available to Lender any collateral at a place reasonably convenient to Borrower and Lender
(f) to sell, lease or otherwise dispose of any collateral and collect any deficiency balance with or without resorting to legal process;
(e) to set-off Borrower's obligations against any amounts due to Borrower including, but not limited to, monies, instruments, and Deposit accounts maintained with Lender; and
(h) to exercise all other rights available to Lender under any other written agreement or applicable law.
Lender's rights are cumulative and may be exercised together, Separately, and in any order. Lender's remedies under this paragraph Are in addition to those available under any other written agreement or applicable law.

3. DEMAND FEATURE. __If checked, this Note contains a demand feature. Lender's right to demand payment, at any time, and from time to time, Shall be in Lender's sole and absolute discretion, whether or not any Default has occurred.

4. FINANCIAL INFORMATION. Borrower will at all times keep proper books of record and account in which full, true and correct entries shall be made in accordance with generally accepted accounting principles and will deliver to Lender, within ninety(90) days after the end of each fiscal year of Borrower, a copy of the annual financial statements of
 Borrower relating to such fiscal year, such statements to include (i) the balance sheet of Borrower as at the end of such fiscal year and
(ii) the related income statement, statement of retained earnings and statement of changes in the financial position of Borrower for such fiscal year, prepared by such certified public accountants as may be reasonably satisfactory to Lender. Borrower also agrees to deliver to Lender within fifteen (15) days after filing same, a copy of Borrower's Income tax returns and also, from time to time, such other financial Information with respect to Borrower as Lender may request.

5. MODIFICATION AND WAIVER. The modification or waiver of any of Borrower's obligations or Lender's rights under this Note must be contained in a writing signed by Lender. Lender may perform any of Borrower's obligations or delay or fail to exercise any of its rights without causing a waiver of those obligations or rights. A waiver on one occasion will not constitute a waiver on any other occasion. Borrower's obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases any of the obligations belonging to any Borrower or guarantor or any of its rights against any Borrower, guarantor, or any collateral securing any of Borrower's obligations.

6. SEVERABILITY. If any provision of this Note violates the law or is unenforceable, the rest of the Note shall remain valid.
Notwithstanding anything contained in this Note to the contrary, in no event shall interest accrue under this Note, before or after maturity, at a rate in excess of the highest rate permitted by applicable law, and if interest (including any charge or fee held to be interest by a court of competent jurisdiction) in excess thereof be paid, any excess shall constitute a payment of, and be applied to, the principal balance hereof, and if the principal balance has been fully paid, then such excess interest shall be repaid to Borrower.

7. ASSIGNMENT. Borrower agrees not to assign any of Borrower's rights, remedies or obligations described in this Note without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion. Borrower agrees that Lender is entitled to assign some or all of its rights and remedies described in this Note without notice to or the prior consent of Borrower.

8. NOTICE. Any notice or other communication to be provided to Borrower or Lender under this Note shall be writing and mailed to the Parties at the addresses described in this Note or such other address As the parties may designate in writing from time to time.

9. APPLICABLE LAW. This Note shall be governed by the laws of the state indicated in Lender's address. Unless applicable law provide otherwise Borrower consents to the jurisdiction and venue of any court located In such state selected by Lender, in its discretion, in the event of Any legal proceeding under this Note.

10. COLLECTION COSTS AND ATTORNEY'S FEES. To the extent permitted by law, Borrower agrees to pay all costs of collection, including attorneys' fees of 15 percent of the principal and interest owing on the indebtedness if the indebtedness is collected by law or through an attorney at law.

11. MISCELLANEOUS. This Note is being executed primarily for commercial, agricultural, or business purposes. Borrower will provide Lender with current financial statements and other financial Information upon request. Borrower and Lender agree that time is of The essence. Borrower agrees to make all payments to Lender at any Address designated by Lender and in lawful United States currency. Borrower and any person who endorses this Note waives presentment, demand for payment, notice of dishonor and protest and further waives any right to require Lender to proceed against anyone else before proceeding against Borrower or said person. All references to Borrower in this Note shall include all of the parties signing this Note, and this Note shall be binding upon the heirs, personal representatives, successors and assigns of Borrower and Lender. If there is more than one Borrower their obligations under this Note shall be joint and several. This Note represents the complete and integrated under-standing between Borrower and Lender regarding the terms hereof.

12. JURY TRIAL WAIVER. LENDER AND BORROWER HEREBY WAIVE ANY RIGHT TO A TRAIL BY JURY IN ANY CIVIL ACTION ARISING OUT OF, OR BASED UPON, THIS NOTE OR THE COLLATERAL SECURING THIS NOTE.

13.ADDITIONAL TERMS:

ALL CONDITIONS IN COMMITMENT LETTER DATED OCTOBER 3, 1997, ARE TO BE MET MAINTAINED ACCORDINGLY.

BORROWER'S NAME AND ADDRESS:
Henry County Land Partners, A GA General Partnership
385 Country Club Drive
Stockbridge, GA  30281

LENDER'S NAME AND ADDRESS:
First Community Bank of Henry County
12 N. Cedar Street
McDonough, GA  30253

Loan Number 3008471
Date  September 29, 1997
Maturity Date September 28, 1998
Loan Amount $3,000,000.00
Renewal of _______
S.S. # 59-1095497

For value received, I promise to pay to you, or your order, at your address listed above the PRINCIPAL sum of THREE MILLION AND NO/100 Dollars ($3,000,000.00).
__ SINGLE ADVANCE additional advances are contemplated under this Note.

XX MULTIPLE ADVANCE: The principal sum shown above is the maximum Amount of principal I can borrow under this Note. On September 29, 1997 I will receive the amount of $38,320.00 and future principal advances are contemplated.
   CONDITIONS: The conditions for future advances are PER WRITTEN REQUEST FROM CUSTOMER.

__ OPEN END CREDIT: You and I agree that I may borrow up to the maximum amount of principal more than one time. This feature is subject to all other conditions and expires on _____/

XX CLOSED END CREDIT: You and I agree that I may borrow up to The maximum only one time (and subject to all other conditions).

INTEREST:  I agree to pay interest on the outstanding principal
Balance from September 29, 1997 at the rate of 9.500% per year
Until December 28, 1997.

XX VARIABLE RATE:  This rate may then change as stated below.

XX INDEX RATE:  The future rate will be 1% over the following index
Rate: "The Prime Rate" means the rate stated by bank from time to Time as being its prime rate.

__ NO INDEX: The future rate will not be subject to any internal or external Index. It will be entirely in your control.

XX FREQUENCY AND TIMING: The rate on this Note may change as often as Daily. A change in the interest rate will take effect on the same Day.

XX LIMITATIONS: During the term of this loan, the applicable annual Interest rate will not be more than ___% or less than 9.500%. The Rate may not change more than ___% each ____/

EFFECT OF VARIABLE RATE: A change in the interest rate will have the Following effect on the payments:
XX The amount of each scheduled payment will change.
XX The amount of the final payment will change.
__ ___________________________________________

ACCRUAL METHOD: Interest will be calculated on a Actual/365 basis.

POST MATURITY RATE: I agree to pay Interest on the unpaid balance of this Note owing after maturity, and until paid in full, as stated
Below:
XX On the same fixed or variable rate basis in effect before maturity (as indicated above).
__ At a rate equal to ___________________.

XX LATE CHARGE: If a payment is made more than 15 days after it is Due, I agree to pay a late charge of 5.000% of the late payment with A payment with a maximum of $35.00.

XX ADDITIONAL CHARGES: In addition to Interest, I agree to pay the following charges which ___ are XX are not included in the principal Amount above : $100.00 admin. Fee/$30,000 Origination fee.

PAYMENTS:  I agree to pay this note as follows:

XX INTEREST: I agree to pay accrued interest on the 28th day of each Third month beginning December 28, 1997.

XX PRINCIPAL:  I agree to pay the principal September 28, 1998.

__ INSTALLMENTS:  I agree to pay this note in ____ equal payments.
The first payment will be in the amount of $_____ and will be due ____. A payment of $______ will be due ____ thereafter. The final payment of the entire unpaid balance of principal and interest will be due ____.

__ If checked, and this loan is secured by a first lien on real estate then any accrued interest not paid when due (whether due by reason of a schedule of payments or due because of lenders demand) will become part of the principal thereafter, and will bear interest at the interest rate in effect from time to time as provided for in this agreement.

ADDITIONAL TERMS:
DEED TO SECURE DEBT DATE SEPTEMBER 29, 1997 AND FILED IN THE OFFICE
OF THE CLERK OF SUPERIOR COURT, HENRY COUNTY RECORDS BOOK ____, PAGE(S) _____. DEED DESCRIBES ALL THAT TRACT AND PARCEL OF LAND LYING AND BEING IN LAND LOTS ___, ___ & ___ OF THE 7TH DISTRICT OF HENRY COUNTY, GEORGIA BEING APPROXIMATELY 137.68 ACRES MORE OR LESS, BEING FURTHER DESCRIBED IN EXHIBIT "A" ATTACHED AND MADE A PART OF THIS LEGAL DESCRIPTION.

XX SECURITY: This note is separately secured by (describe separate Document by type and date): D/S/D

PURPOSE:  The purpose of this loan is BUSINESS DEVELOPMENT

SIGNATURES AND SEALS:  In Witness Whereof, I have signed my name
And affixed my seal on this 29th day of September, 1997. By doing So, I agree to the terms of this note (including those on page 2). I have received a copy on today's date.

SIGNATURE FOR LENDER

/s/ Burt Blackmon
Burt Blackmon, Its President

HENRY COUNTY LAND PARTNERS,
A GA GENERAL PARTNERSHIP

Rosston, Inc.
Its General Partner
/s/ David G. Black (Seal)
David G. Black, Its President

                          WACHOVIA

        LAND ACQUISITION AND DEVELOPMENT LOAN NOTE

CITY/COUNTY Stockbridge/Henry
STATE  Georgia

$978,100.00
December 30, 1997

  IN RETURN FOR A LOAN THAT I HAVE RECEIVED, I promise to pay the Principal sum of Nine Hundred Seventy-Eight Thousand one Hundred and NO/100 ($978,100.00) or so much of said amount as I shall actually borrow, whichever is less, plus interest, on demand, or in the absence of demand, on or before December 30, 1997, to the order of the Lender. The Lender is WACHOVIA MORTGAGE COMPANY, a North Carolina Corporation whose address is Post Office Box 3196, Winston-Salem, North Carolina 27102. In the absence of demand, I shall pay this Note as follows:

A minimum payment towards principal of $325,000.00 shall be due and Payable on December 30, 1998; a further minimum payment towards
Principal of $325,000.00 shall be due payable on June 30, 1999;

a further minimum payment towards principal of &60,000.00 shall be due and payable on April 30, 1998 should the following items not been obtained by the Borrower: a) grading and development permit from DeKalb County, b) preliminary site plan approved by DeKalb County, and c) development of the property commenced;

All remaining amounts of principal, plus any accrued interest, Shall be due and payable on December 30, 1999.

***SEE REVERSE FOR REQUIREMENT ON ADVANCE

1. INTEREST
Interest will be charged on the unpaid principal listed in Paragraph One from the date I receive such principal until the principal has been Paid. I will pay interest at a yearly rate (based on a 360 day year) Of one percent (1%) ("Margin") plus the Prime Rate which is subject to change. The Prime Rate refers to that interest rate denominated by Wachovia Bank, N.A., A national banking association (the "Bank") as its "Prime Rate" and set by the Bank/from time as an interest rate basis for borrowings, changes in the Prime Rate to be effective on the date of each such change. The Prime Rate is one of several interest rate basis used by the Bank, and the Bank lends at rates above and below the Prime Rate. I will pay this interest on the first day of each month on the amounts actually outstanding and unpaid from time to time. I will make all payments at the address of Lender listed above, or at a different place if required by the Lender. The interest rate required by this Note is the rate I will pay before and after any default, demand or acceleration of this Note. ( )The interest rate I am required to pay shall never exceed ____%.

2. BORROWER'S RIGHT TO PREPAY
A payment of principal only is known as a "prepayment". I have the Right to make prepayments of this Note in full or in part without Penalty at any time.

3. LOAN CHARGES
If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, the: (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from me which exceeded permitted limits will be refunded to me. Lender may choose to make this refund by reducing the principal I owe under this Note, which will be treated as a partial prepayment. A collection of excess charges as described above will be treated by the Lender and myself as a mutual mistake.

4. BORROWER'S FAILURE TO PAY AS REQUIRED
A. Late Charges for Overdue Payments. If the Lender has not received the full amount of any monthly payment by the end of Fifteen(15) calendar days after the date it is due, I will pay a late charge to the lender upon demand by the Lender. The amount of the charge will be dour percent (4%) of my overdue payment. I will pay this late charge only once on each late payment.
B. No Waiver by Lender. Even if, at a time when I am in default, the Lender does not require me to pay immediately in full or fails to Enforce any other available remedy, the Lender will still have all Rights under this Note if I am later in default. Upon default, or if Lender extends the due date of this Note for any reason, Lender Reserves the right to change the loan terms, including but not limited To the Margin stated above in Paragraph 1.
C. Payment of Lender's Costs and Expenses. If the Lender is forced to Collect the payments described in this Note through a court of law or an attorney at law, I will pay all reasonable cost of collection, including an amount equal to 15% of the indebtedness as attorney's fees.

5. OBLIGATIONS OF PERSONS UNDER THIS NOTE
If more than one person signs this Note, each person is fully and Personally obligated to keep all of the promises made in this Note, Including the promise to pay the full amount owed. Any person who is a guarantor, surely or endorser of this Note is also obligated to do these things. Any person who assumes these obligations, including the obligation of a guarantor, surely or endorser of the Note, is also obligated to keep all of the promises made in this Note. The Lender may enforce its rights under this Note against each person referred to in this paragraph individually or against all of us together. This means that any one of us may be required to pay all of the amounts owed under this Note.

6. WAIVERS
I and any other person who has obligations under this Note waive the Rights of presentment for payment, demand, protest and any notices Otherwise allowed for dishonor. We agree to remain bound to our Promises under this Note until the payments of principal, interest, and other amounts due hereunder are paid in full despite any extensions of time for payment which may be granted, even if the time extended is indefinite or the Lender fails to exercise any legal rights it may have.

7. SECURED NOTE
In addition to the protections given to the Lender under this Note, a Mortgage, Deed of Trust of Security Instrument (the "Security Instrument), dated the same date as this Note, protects the Lender from Possible losses which might result if I do not keep the promises which I make in this Note. The Security Instrument describes how and under what conditions I may be required to make immediate payment in full of all amounts I owe under this Note. A default under the Security Instrument will constitute default under this Note and a default under this Note will constitute a default under the Security Instrument.

WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED. If a corporation, It has caused this Note to be given and to be executed in its name and on its behalf by its duly authorized officers and its corporate seal to be affixed.

WITNESSES:

/s/ H.F. Brantley
H.F. Brantley, Witness

/s/ Carol Thomas
Carol Thomas, Witness

BORROWERS:
HENRY COUNTY LAND PARTNERS

/s/ David K. Williams
David K. Williams, President
Killearn Properties, Inc.
General Partner

/s/ David Black
David G. Black, President
Rosston, Inc.
General Partner

*** FUTURE ADVANCES

Borrower understands and agrees that no future advances shall be made until the Borrower has obtained the grading and development permit from Dekalb County, preliminary site plan approval from Dekalb County, and Borrower has commenced development.

                            EXHIBIT "E"

         INTEREST RECAP ON TRANSFERED PROJECTS & H.C.L.P.
LOAN            INTEREST
PROJECT          AMOUNT          RATE         DAYS OWED AMOUNT DUE
SUMMIT           $ 1,839,670.00  9.5%         58        $28,157.17
SIMPSON MILLS    $ 1,923,411.72  9.5%         74        $37,559.96
THE GLEN         $ 1,801,180.37  9.5%         -5        ($2,376.56)

TOTAL INT. ON PROJECT LOANS                             $63,340.57

H.C.L.P
CLOSE WARD LAKE                                          $30,000.00
1/2 INTEREST @ 1/21/98                                   $32,842.61
TOTAL - H.C.L.P.                                         $62,842.61
        GRAND TOTAL                                     $126,183.18


                         EXHIBIT "F"

After recording, return to: Cloy &: Ellis, 35 Griffin Street,
McDonough, Georgia 30253

                         OPTION AGREEMENT

           FOR THE SALE AND PURCHASE OF REAL PROPERTY

     THIS AGREEMENT, made by and between Harold L. McGarity and Edward E. McGarity whose mailing address is 120 Darwish Drive,
McDonough, Georgia 30253 (hereinafter. referred to as "Seller") and, Killearn Properties, Inc. of GA., whose mailing address is 385 Country Club Drive, Stockbridge, GA 30281 (hereinafter referred to as
"Purchaser").

                       W I T N E S S E T H

     FOR AND IN CONSIDERATION of the sum of TWENTY FIVE THOUSAND AND NO/IOO Dollars ($25,000.00) (said amount hereinafter referred to as the "Option Payment") and other good and valuable consideration in hand paid to Seller, receipt and sufficiency of which are hereby acknowledged by Seller, Seller does hereby grant and convey to Purchaser for the term hereof an exclusive and irrevocable option (hereinafter referred to as the "Option") to purchase upon the terms and conditions hereinafter set forth that certain tract or parcel of land located in Henry County, Georgia, as more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof, together with all improvements, fixtures, plants, trees and shrubbery thereon ,(hereafter collectively referred to as the "Property").

1. Term and Exercise of Option. The term of the Option shall commence on the date hereof and shall terminate an December 31, 2001.
  If the option is not exercised prior to 5:00 P.M. Eastern Standard Time. on December 31, 2001, then the option and this Agreement shall at that time lapse and be of no further force or effect, Seller shall retain the Option Payment and neither Purchaser nor Seller shall have any rights or obligations hereunder. Purchaser may exercise the option only during its term and only by the delivery of written notice by Certified Mail to Seller, at the address of Seller hereinabove set forth, of Purchaser's election to exercise the Option. In the event that the Option is exercised, the Closing (as hereinafter defined) shall take place within 30 days of the exercise of the option. in the event said option is exercised prior to December 31, 2001, optionee (Purchaser) shall pay any tax penalty due to the subject property being under the Conservation Use Valuation Program. Upon exercise of the Option, this Agreement shall constitute the agreement between Seller and Purchaser for the sale and purchase of the Property..

2. Purchase Price. The total purchase price (hereinafter referred to As the "Purchase Price") of the Property shall be that amount equal to Eight Thousand Dollars ($8,000.00) per acre. The Purchase Price shall be payable as follows:

     A. Purchase Price shall be paid in cash or by cashier's or certified check payable to the order of Seller.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that Seller has the right', power and authority to enter into this Agreement and to sell the Property in accordance with the terms hereof, and Seller has granted no option to any other person to purchase the Property.


4. Objections to Title. Purchaser shall have Ten (10) days from the date Purchaser exercises the Option hereunder to examine title to the Property and to furnish Seller a statement of objections to Seller's title to the Property, which objections, should they exist at the time of Closing, would make Seller unable to convey at Closing title to the Property provided for in Paragraph 5 hereof. Seller shall after receipt by Seller of such written statement of objections- have Thirty
(30) days or until the date of Closing, whichever is later, in which to cure all such objections. If Purchaser does not timely provide the aforesaid statement of objections, Purchaser shall be deemed to have waived its. right to object to the status of Seller's title 'to the Property.. Seller shall, at or prior to Closing, pay all taxes and assessments which constitute a lien against the Property (other than those not then due and payable) and pay all indebtedness secured by the Property and obtain cancellations of all loan instruments affecting the Property.

5. Closing and Conveyance of the Property. At the Closing, each party shall execute and deliver all documents necessary to effect and complete the terms of this Agreement. Seller shall convey to Purchaser, by warranty deed, good and marketable fee simple title, insurable by title insurance company licensed to do business in the State of Georgia, at standard rates, subject only to (i) ad valorem taxes and assessments not then due and payable (ii) zoning ordinances affecting the property (iii) general utility easements of record servicing the Property (iv) and such other exceptions to title as Purchaser shall have approved.

6. Closing Costs and Prorations. Seller shall pay the Georgia real estate transfer tax assessed in connection with the Closing, the legal fees of its own counsel and the cost of any title clearance documentation required to convey the basis of the tax rate for the preceding tax year applied to the latest assessed valuation. Should the actual assessment of such taxes for the year in which the closing is consummated be different than the amount used as the basis for such proration, Purchaser and Seller, promptly upon receipt by either of them of the notice or bill for such taxes, shall make the proper adjustment so that such proration will be accurate, based upon the actual amount of taxes. Payment of any such adjustment shall be made promptly to Seller or Purchaser, whichever shall be entitled to such payment, by the other party. in the event said option is exercised prior to December 31, 2001, Optionee (Purchaser) shall pay any tax penalty due to the subject property being under the Conservation Use Valuation Program.

7. The Possession of Property. Seller shall deliver possession of the Property to Purchaser at the time of Closing.

8. Survey. Purchaser, at Purchaser's sole cost and expense, shall obtain a survey from a Georgia Registered Land Surveyor, showing the Property to be conveyed under this Agreement. Promptly upon receipt of said survey, Purchaser will cause Seller to be provided with a copy thereof. The survey shall indicate the total number of acres of the Property to the nearest hundredth of an acre. The survey shall form the basis of the legal description to be used for the conveyance of the Property. In the event Seller disagrees with said survey, Seller shall have the right, at Seller's expense, to have a new survey of the Property prepared. In the event Purchaser does not accept Seller's survey, Purchaser's and Seller's surveyors shall name a third surveyor to survey the Property, the cost to be divided equally between Seller and Purchaser.

9. Brokerage Commissions. Each party hereto represents to each other party hereto that it has not engaged any broker or agent in connection with this Agreement and each party hereby agrees to indemnity the other party and hold the other party harmless against all liability, loss, cost, damage and expense (including but not limited to attorneys, fees and costs of litigation) said other party shall ever suffer or incur because of any claim by any such broker, whether or not meritorious, for any fee, commission or Other compensation with respect hereto resulting from the acts of the other party.

10. Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and should be deemed to have been properly given or served and shall be effective upon being deposited in the United States mail, postpaid and registered or certified with return receipt requested, provided, however, the time period in which a response to any notice, demand or request must be given shall commence on the date of receipt by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been given shall constitute receipt of the notice, demand or request sent. Any such notice, demand or request shall be sent to the respective addresses set forth in the introductory paragraph of this Agreement.

11 . Inspection. Commencing on the date hereof and continuing as long as this Agreement shall remain in force, Purchaser shall have the right to go on the Property personally or through agents, employers and contractors for the purpose of making boundary line and topographical surveys of same, soil tests and such other tests, analyses and investigations of the Property as Purchaser deems desirable. Purchaser shall pay all costs incurred in making such surveys, tests, analyses and investigations. Purchaser shall indemnity and hold harmless Seller from all damages and claims arising from Purchaser's entry under this Paragraph.

12. Continuation of the Property; Condemnation. At Closing, Seller shall deliver to Purchaser possession of the Property in substantially the same condition as on the date of Purchaser's exercise. of the Option. If all or any material portion of the Property shall be damaged prior to Closing, Purchaser may elect (i) to terminate this Agreement and if Purchaser so elects then Seller shall refund the Option Payment to Purchaser or (ii) to consummate this transaction with full entitlement to receive any . such insurance as is paid an the claim of loss or condemnation award as may be paid or payable with respect to such taking. Purchaser's election under this Paragraph shall be exercised by written notice to Seller given within Thirty (30) days after receipt of written notice from Seller that such damage has occurred or such taking is threatened or accomplished; failure of Purchaser to so notify Seller shall be deemed to he an election of clause (ii) above.

13. Default by Purchaser. If Purchaser fails to perform its obligations under this Agreement and/or to consummate the sale in accordance therewith, then Seller may, at its option (a) proceed to enforce this Agreement by an action of specific performance or other procedure in which event the Purchaser shall pay reasonable attorney's fees and court costs or (b) declare this Agreement in default and retain the Option Payment as liquidated damages, the exact amount of actual. damages being incapable of ascertainment'; and in the latter event, Seller shall be released from all liability hereunder and this Agreement shall become null and void.

14. Default by Seller. If Seller is unable to give good and marketable title to the Property or such as will be insured by a reputable title insurance company as provided in Paragraph 5 hereof, then Purchaser shall have the option of (a) taking such title as Seller can given without abatement of Purchase Price or (b) being repaid the Option Payment; and in the latter event, except for such repayment, there shall be no further liability or obligation by either of the parties hereunder -and this Agreement shall become null and void.

15.      Miscellaneous.

A. Time is of the essence of this Agreement.

B. This Agreement should be governed by and construed in accordance with the laws of the State of Georgia.

C. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument..


D. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

E. This Agreement shall survive the Closing and shall not be merged into any of the documents executed at Closing.

F. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect, to the conveyance of the Property and all other matters contain(id herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser..

G. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against Seller and Purchaser and their respective heirs, legal representatives, successors and assigns, as the case may be.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as to the date first above written.

                                           OPTIONOR/SELLER:
As to Seller, executed
In the presence of:                        /s/ Harold L. McGarity
                                           Harold L. McGarity

/s/ Edward F. Cardell
Unofficial Witness

/s/ Linda D. Buteer
Notary Public, Henry County, GA
My Commission Expires December 13, 1998

[NOTARIAL SEAL]                           [SEAL}

                                           OPTIONEE/PURCHASER:
As to Purchaser, executed
in the presence of:                        Killearn Properties, Inc.
                                           of GA.

/s/ Edward F. Cardell                      /s/ Mark A. Conner,
Unofficial Witness                         Mark A. Conner, CEO

/s/ Linda D. Buteer                        /s/ David K. Williams
Notary Public, Henry County, GA            David K. Williams, President
My Commission Expires December 13, 1998

[NOTARIAL SEAL]                           [SEAL]

                                EXHIBIT "G"

Killearn Properties, Inc.
Recap of items paid for Proactive Technologies, Inc.
CHECK                CHECK
 DATE     DESCRIPTION                                CHECK #  Amount       BALANCE      PAYEE                FROM
 10/31/96 First Union 9/10/96 Conservancy Dr payment 8015       4,282.81     4,282.81   First Union
 3/25/97  ABC Heating & Air                          16244
                                                     16247        224.95     4,507.76   ABC Heating
 3/31/97  Georgia Power Company                      16297         30.11     4,537.87   Georgia Power Co
 3/3l/97  Consulting fees as per KPI BOD                      (12,500.00)   (7,962.13)
 4/22/97  Tree Removal at Jodeco Terrace             16428        850.00    (7,112.13)  Evergreen Lawn Care
 4/29/97  Georgia Power Company                      16448         19.90    (7,092.23)  Georgia Power Co
 4/23/97  Computer Repairs                           16443        490.91    (6,601.32)  Branan Office Supply
 4/23/97  Flowers Stock Agreement                    16403    125,000.00   118,398.68   Paine Webber
 4/29/97  Loan - PTE Payroll Account                 16438      2,000.00   120,398.68   Proactive Technologies, Inc.
 4/30/97  Consulting fees as per KPI BOD                      (12,500.00)  107,898.68
 4/30/97  Deposit for 11B ER2                                  15,000.00   122,898.68
 4/3O/97  Deposit for 14D Lake Tallavana                       25,000.00   147,898.68
 4/30/97  Loan PTE                                   16345     20,000.00   167,898.68   Dexter Trust Co.
 4/30/97  Reimbursement to KPI DEP 4/30/97                   (125,000.00)   42,898.68                        Proactive
 4/30/97  SunTrust-Conservancy Drive payment         8388       2,967.11    45,865.79   Suntrust
 4/30/97  AC Plumbing Plumbing at Jodeco Terrace     16452        235.00    46,100.79   AC Plumbing
 4/30/97  T. Liberty - Paint Supplies                16382        412.66    46,513.45   Ted Liberty
 4/30/97  Randy's Contract Paint                     16385        200.00    46,713.45   Randy's Contract Painting
 4/30/97  ABC Heating & Air                          16402        149.90    46,863.35   ABC Heating & Air
 5/l/97   PTEK wire wired out 5/l/97                           35,000.00    81,863.35   PTEK Wire
 5/1/97   PTEK wire wired out 5/1/97                           20,000.00   101,863.35   PTEK wire
 5/14/97  Talquin Electric letter 5/14/97                    (102,500.00)     (636.65)
 5/14/97  Talquin Electric letter 5/14/97                      (6,750,00)   (7,386.65)
 5/19/97  Reimbursement for 2,000 + (2) wires on 5/1/97 dep   (57,000.00)  (64,386.65)  Kpi                  Cap First Holding
 5/19/97  Georgia Power Company                      16518         19.90   (64,366.75)  Georgia Power Company
 5/20/97  Hardwood Delight Floor Repairs/Jodeco      16456      3,087.39   (61,279.36)  Hardwood Delight
 5/2O/97  Loan PTE                                   16457     14,600.00   (46,679.36)  Henry Co. Dev.

 5/2O/97  Loan-PTE Payroll Account                   16503      4,000.00   (42,679.36)  Proactive Technologies
 5/27/97  UHC-June 1997 Bill Daniels                 16572        288.24   (42,391.12)  United Health Care
 5/27/97  Viking Office-Office Furniture-Calculator  16546         61.46   (42,329.66)  Viking Office
 5/29/97  Loan PTE                                   16532     10,000.00   (32,329.66)  Remax
 5/30/97  Loan PTE Deposit                                    (20,000.00)  (52,329.66)                       David Black
 5/3O/97  Loan PTE Deposit                                    (20,000.00)  (72,329.66)                       David Black
 5/31/97  Viking Office Supplies-Mouse,Comp Paper    16616         37.14   (72,292.52)  Viking Office
 5/31/97  Atlanta Gas Lightt-2809 Jodeco Terr        16579         88.90   (72,203.62)  Atlanta Gas Light
 5/31/97  Hi-Back Chair-Office Furniture             16595        251.99   (71,951.73)  Viking Office
 5/31/97  Termite Svc-2809 Jodeco Terr               16591        150.00   (71,801.73)  Arrow Exterminators
 5/31/97  Loan PTE                                   16537     50,000.00   (21,801.73)  Dexter Company
 5/3l/97  Consulting fees as per KPI BOD                      (12,500.00)  (34,301.73)
 6/2/97   Shell Mastercard - Rob Maloney             8440       2,000.00   (32,301.73)  Shell Mastercard
 6/11/97  AM DENTAL - May Premium                    16578         19.02   (32,282.71)  American Dental
 6/11/97  AM DENTAL - June Premium                   16578         19.02   (32,263.69)  American Dental
 6/11/97  AM DENTAL - July Premium                   16578         19.02   (32,244.67)  American Dental
 6/19/97  Loan - PTE Payroll Account                 16600      1,000.00   (31,244.67)  Proactive Technologies
 6/27/97  PTEK wire 1st Comm wire                              40,200.00     8,955.33   Capital First
 6/30/97  PTEK wire 1st Comm wire                              35,000.00    43,955.33   Ruden, McClosky
 6/3O/97  Capital City Bank - Lake Avenue payment    8478       4,793.00    48,748.33   Capital City Bank
 6/30/97  Capital City Bank - 2006 Eagle's Ridge     8478       1,244.00    49,992.33   Capital City Bank
 6/30/97  Capital City Bank-7M Summerbrooke          8478         628.93    50,621.26   Capital City Bank
 6/30/97  Capital City Bank-Conservancy Drive        8478         569.56    51,190.82   Capital City Bank
 6/30/97  Capital City Bank - Locknoll Court         8478         569.56    51,760.38   Capital City Bank
 6/30/97  Consulting fees as per KPI BOD                      (12,500.00)   39,260.38
 6/24/97  PTEK wire 1st Comm wire                              30,045.00    69,305.38   Capital First Holdings
 7/1/97   Loan - PTE Payroll Account                 16644      1,000.00    70,305.38   Proactive Technologies
 7/7/97   Highlands - Loan                           16647      2,000.00    72,305.38   Highlands Properties
 7/8/97   Loan - PTE                                 16648     87,900.00   160,205.38   PTE payroll acct
 7/9/97   Gregg & Assoc.                             16687      1,440.00   161,645.38   Gregg & Assoc.
 7/9/97   People Bk. Interest 1st Union wire                   38,600.97   200,246.35   Capital First Holdings
 7/9/97   M.,Inc                                              (35,000.00)  165,246.35                        Capital First Holdings
 7/9/97   Fed Express - Proactive                    16663         24.48   165,270.83   Federal Express
 7/9/97   American Dental - Daniels                  16654         19.02   165,289.85   American Dental
 7/9/97   United Health Care of Ga. - Daniels        16704        152.64   165,442.49   United Health Care
 7/11/97  Loan - PTE Payroll Account                 16688      4,000.00   169,442.49   PTE Payroll Account
 7/4/97   PTE assumed M, Inc. payable see letter             (212,506.07)  (43,063.58)
 7/25/97  Loan - PTE - check made out to 1st Comm    16712     12,563.93   (30,499.65)  First Community
 7/30/97  Shell Mastercard - Rob Maloney             8542       1,000.00   (29,499.65)  Shell Mastercard
 7/31/97  Consulting fees as per KPI BOD                      (12,500.00)  (41,999.65)
 7/31/97  Loan - PTE                                 16576     50,000.00     8,000.35   FCB & Lake Dow North
 7/31/97  Loan - PTE                                          (50,000.00)  (41,999.65)
 7/3l/97  Loan - PTE Payroll Acct                    16734        800.00   (41,199.65)  PTE Payroll
 8/4/97   David Gates/Consulting Fees                8527       2,000.00   (39,999.65)  David Gates
 8/4/97   Amerihost-David Gates/Lake Dow             8520         316.73   (40,882.92)  Amerihost Inn
 8/4/97   Amerihost-David Gates/Lake Dow             8520         251.60   (40,631.32)  Amerihost Inn
 8/8/97   Fed Express - Proactive                    20601         25.50   (40,605.82)  Federal Express
 7/28/97  Dep to ELSC on Lake Dow lots
          755,946,965,662,660,921                              (3,500.00)  (44,105.82)  ELSC
 7/28/97  Deposit to ELSC on Lake Dow lots 456 & 938           (2,000.00)  (46,105.82)  ELSC
 8/6/97   Deposit to ELSC on Lake Dow lot 947                  (1,000.00)  (47,105.82)  ELSC
 8/21/97  Transfer of 264 acres from PTE to KPI               (44,600.00)  (91,705.82)  ELSC
 8/27/97  Wire Transfer Peoples First                          42,050.09   (49,655.73)  Wire to P.F.         KPI,GA
 8/19/97  Business Advantage                         20649        170.96   (49,484.77)  Trans National       KPI,GA
 6/30/97  Pascal Pisoni Pmt recd by CFI not KPI                 1,594.62   (47,900.15)  CFI                  PASCAL
 8/31/97  Consulting fees as per KPI BOD                      (12,500.00)  (60,400.15)
 9/3O/97  Reversal 7/4-PTE assumed M, Inc. payable letter     212,506.07   152,105.92   M, Inc.              KPI,GA
 9/30/97  Business Advantage                         20773        177.96   152,283.88   Business Advantage   KPI,GA
 9/30/97  United Health Care SEPT&OCT-BillDaniels    20770        661.72   152,945.60   United Health        KPI,GA
 10/27/97 American Dental-Daniels                    20837         19.02   152,964.62   American Dental      KPI,GA
 10/31/97 American Dental-Daniels                    20871         19.02   152,993.64   American Dental      KPI,GA
 10/31/97 United Health Care - Nov - Daniels         20895        330.86   153,314.50   United Health        KPI,GA
 10/31/97 Business Advantage                         20874        179.77   153,494.27   Business Advantage   KPI,GA
 8/31/97  Reverse Consulting fees as per KPI BOD               10,000.00   163,494.27
 9/30/97  Consulting fees as per KPI BOD                       (2,500.00)  160,994.27
 10/31/97 Consulting fees as per KPI BOD                       (2,500.00)  158,494.27
 11/30/97 Federal Express - Proactive                20961         50.00   158,544.27   Federal Express      KPI,GA
 11/30/97 Federal Express - Proactive                20977        154.50   158,698.77   Federal Express      KPI,GA

 11/30/97 Business Advantage                         20950        177.20   158,875.97   Business Advantage   KPI,GA
 11/30/97 United Health Care - Daniels               20987        330.86   159,206.83   United Health        KPI,GA
 10/8/97  The Inn @ EL (Rowe/Dugger)                 9419       1,511.94   160,718.77   Inn @ EL             ELSC
 11/30/97 Consulting fees as per KPI BOD                       (2,500.00)  158,218.77
 12/31/97 Consulting fees as per KPI BOD                       (2,500.00)  155,718.77
 12/3l/97 Rooms at the Inn (Dugger/Early)                         121.88   155,840.65
 12/31/97 Business Advantage                         21017        106.58   155,947.23   Business Advantage   KPI,GA
 12/31/97 United Health Care-Daniels                 21037        330.86   156,278.09   United Health        KPI,GA
 12/31/97 Federal Express - Proactive                             179.50   156,457.59   Federal Express      KPI,GA
 12/31/97 American Dental-Daniels                                  19.02   156,476.61   American Dental      KPI,GA
 12/31/97 Int on 145 Golf Terrace Purchase                      3,582.87   160,059.48                        KPI-Mark P/R
 12/23/97 American Dental-Daniels                    20995         19.02   160,078.50   American Dental      KPI,GA
 12/31/97 Condo Loan Attached                                  65,468.91   225,547.41






      CAPITAL FIRST - AQUANIQUE LOAN (CONDOMINIUMS) $390,000

DATE      DESCRIPTION                     PRINCIPAL PAYMENTS   BALANCE DUE
10/3/95   BEGINNING BALANCE                                    $390,000.00
10/4/95   PAYMENT TO BARNETT BANK         $31,370.94            358,629.06
1/21/96   PAYMENT TO BARNETT BANK          97,038.79            261,590.27
4/22/96   PAYMENT TO BARNETT BANK          61,711.38            199,878.89
4/25/96   PAYMENT TO BARNETT BANK          34,409.98            165,468.91
7/31/96   PTEK CONSULTING FEES PER BOD     12,500.00            152,968.91
8/31/96   PTEK CONSULTING FEES PER BOD     12,500.00            140,468.91
9/30/96   PTEK CONSULTING FEES PER BOD     12,500.00            127,968.91
10/31/96  PTEK CONSULTING FEES PER BOD     12,500.00            115,468.91
11/30/96  PTEK CONSULTING FEES PER BOD     12,500.00            102,968.91
12/31/96  PTEK CONSULTING FEES PER BOD     12,500.00             90,468.91
1/31/97   PTEK CONSULTING FEES PER BOD     12,500.00             77,968.91
2/28/97   PTEK CONSULTING FEES PER BOD     12,500.00             65,468.91
12/31/97  BALANCE                                                65,468.91

                             EXHIBIT "H"

All that tract or parcel of land containing 14.6481 acres, lying and being in Land Lot 204 of the 2nd District of Henry County, Georgia, and being more particularly described according to a plat of survey made for Michael B. McKibben, by Mark A. Buckner, Registered Land Surveyor No.
2422, dated August 21, 1996 and being further described as follows:

Beginning at an iron pin located at the intersection of the common corner of Land Lots 204, 205, 212 and 213 and running thence South 00 degrees 29 minutes 41 seconds East along the westerly line of Land Lot
204 and the easterly line of Land Lot 205 a distance of 660.89 feet to a 1/2" rebar found and continuing along the westerly line of Land Lot 204 and the easterly line of Land Lot 205 North 00 degrees 33 minutes 34 seconds East a distance of 529.34 feet to a pipe found on the northeasterly right of way of Hampton-Locust Grove Road (30'r/w);
running thence along the northeasterly right of way of Hampton-Locust
Grove Road South 65 degrees 22 minutes 17 seconds East a distance of
110.48 feet to an iron pin set; running thence North 33 degrees 49 minutes 54 seconds East a distance of 1481.66 feet to an iron pin set on the northerly line of Land Lot 204 also being the southerly line of Land
Lot 213; running thence along the southerly line of Land Lot 213 and the northerly line of Land Lot 204 North 89 degrees 40 minutes 01 seconds
West a distance of 936.24 feet to a 1/2" rebar found being the point of beginning.


                           Exhibit I
                    KILLEARN PROPERTIES, INC.
                             12/31/97

                   G L           Costs
Glenn 1            201           274,846.57
Glenn              199           817,967.31
                   199          (657,730.47)
                                (100,000.00)
Glenn II & III     241           894,264.45
                               ------------
                               1,229,347.86


Simpson Mill       243         1,296,510.81
80 ac near S. Mill 244           456,307.50
                               ------------
                               1,752,818.31

HCLP               346         1,091,595.11
                   346          (688,036.55)
                   346          (203,122.54)
                   550          (570,475.77)
                               ------------
                                (370,039.75)

Ward Lake          262             2,139.80
60 ac Pullin Rd.   245            10,000.00
Summit             246         1,246,123.20
                               ------------
                               1,258,263.00

TOTALS                         3,870,389.42



                           EXHIBIT J


       CFI - $5.125 MILLION LOAN COLLATERAL - PREMIER BANK
                             GL 127

                            COLLATERAL
Description    #of Lots  Est Sales  Total          Release Amt.    Total
                         Per Lot    Sales Price    70% per lot(1)  Release Amt
GE-5           38        45,000      1,710,000     31,500           1,197,000
GE-8           39        45,000      1,755,000     31,500           1,228,500
KL-6            8        37,500        300,000     26,250             210,000
GE-7           52        50,000      2,600,000     35,000           1,820,000
ER-6/GLENN     60        19,500      1,170,000     13,650             819,000

UNDEVELOPED
ER-8/LANDINGS  53        20,000      1,060,000     14,000             742,000
ER-9/LANDINGS  75        15,000      1,125,000     10,500             787,500
ER-T/LANDINGS  170       10,000      1,700,000      7,000           1,190,000
GE #6          192       20,000      3,840,000     14,000           2,688,000
GRAND TOTALS                        15,260,000                     10,682,000


(1) Peoples First receives their release and Killearn Properties receives the balance on lots where Peoples First has first mortgage. The above amounts are the minimum release price.


           CFI - $2.5 MILLION LOAN COLLATERAL - PEACHTREE BANK
                             GL 126

                            COLLATERAL
Description    #of Lots  Est Sales  Total          Release Amt.    Total
                         Per Lot    Sales Price    70% per lot(1)  Release Amt
SUMMERBROOKE
UNDEVELOPED
INTERIOR LOTS   28       30,000       840,000      10,000            280,000

SUMMERBROOKE
DEVELOPED
GOLF LOTS       77       45,000     3,465,000      20,000          1,540,000

SUMMERBROOKE
DEVELOPED
INTERIOR LOTS  120       30,000     3,600,000      10,000          1,200,000

GRAND TOTAL                         7,905,000                      3,020,000


                           EXHIBIT "L"

KILLEARN PROPERTIES, INC.



August 12,1997

Barbara H. Stam, Managing Partner
International Realty Development Partners, Ltd., L.L.C.
c/o M. Maxine Hicks, Esquire
Cofer, Beauchamp, Stradley & Hicks, LLP
99 West Paces Ferry Road, N.W., Suite 200
Atlanta, GA  30305

RE: Joint Venture Proposal between International Realty Development Partners, Ltd. ("IRDP") and Killearn Properties, Inc. ("KPI")

Dear Barbara:

Please allow this letter to serve as an Agreement with regard to KPI entering into a joint venture with IRDP for the approximate 1,200 acres known as Southgate located off Interstate 75 off of Exit 68 in Henry County, Georgia. Assuming your concurrence to the terms of this Agreement, please execute same. The basic outline of our agreement is as follows:

1. Killearn Properties, Inc., IRDP and Eagle Land Group, Inc. will form a Georgia based limited liability company called Henry County Land Partners, IV, LLC ("HCLP") or other such named entity to be mutually agreed upon by the parties, for the purpose of acquiring any and all rights to the lands, including timber rights, mentioned hereafter as well as any other legitimate business purpose allowed in the State of Georgia, with the ownership and profit sharing distribution as follows:
   Killearn Properties, Inc.    50%
   IRDP                         45%
   Eagle Land Group, Inc.        5%

2. KPI acknowledges that the above property is divided into the following approximate parcels:

PARCEL              RECORD OWNER      STATUS
1,005 acres tract   IRDP              Encumbered by $3.3 million
                                      first mortgage and $500,000
                                      second mortgage.

56 acre tract       IRDP              Encumbered by total debt of
                                      $271,359.28 plus interest at
                                      10% per annum payable interest
                                      quarterly mortgage due 5/12/99

103 acre tract      Lassiter          Under contract with Eagle Land
                                      Group, Inc.

14 acre tract       McKibben          No contract

3. KPI agrees to use all of its best efforts to refinance the mortgage existing on the 56 acre parcel, which mortgage matures May 12, 1999.
In any event, KPI agrees to assume said obligation in the event new financing or renegotiating of the current terms cannot be obtained.
KPI shall perform its obligations hereunder on or before September 30, 1997.

4. KPI agrees to use all of its best efforts to refinance the first and second mortgages existing on the 1,005 acre parcel, which mortgages are not in default, which mortgages have current principal balances as set forth in Paragraph 2 above and which carry interest as follows: first mortgage: 12%; second mortgage: 12%. In any event, KPI agrees to assume said obligation in the event new financing or renegotiating of the current terms cannot be obtained. KPI shall perform its obligations hereunder on or before September 30, 1997.

5. KPI acknowledges and agrees that IRDP has incurred liabilities as follows:
     A. IRDP has incurred legal fees through July 31, 1997 estimated at approximately S50,000.00 (the 'Legal Fees"). Additionally other predevelopment invoices totaling approximately S90,000.00 have been incurred by IRDP. KPI shall provide funding to IRDP to pay such Legal fees and Pre-development fees not later than September 1, 1997, The amount of $110,000 shall be a reduction in the Promissory Note due IRDP as set forth in Paragraph 7. Further, the amount of $30,000,00 shall be credited to KPI under its capital contributions. All plans, drawings, permits, and other developmental reports shall be assigned to HCLP.

6. IRDP shall sell the 1,005 acre and 57 acre tracts To HCLP for a price of $6,000.00 per acre on or before September.30, 1997 in exchange for HCLP assuming the debts encumbering the tracts, plus a promissory note described in Paragraph 7, secured by a deed to secure debt on the tracts, which IRDP agrees shall be subordinate to any development financing which must be obtained on the land, and which IRDP agrees to execute any documentation which may be required by any lender to reaffirm said subordination.

7. HCLP will agree to issue a Promissory Note or Notes for the total amount of funds owed IRDP based upon the above total acres @ $6,000 per acre less total amount of debt on the property as set forth above and as may be calculated as set forth herein, which note shall provide for the accrual of interest at seven per cent (7%), and which shall contain provisions calling for its final payment in any event in seven (7) years from Closing. The note will be crafted so as to allow for fluctuation of payment on principal based upon the development plans of HCLP and the need for cash flow, The note shall also contain a clause allowing for no prepayment penalty, and shall provide for interest only payments to accrue. Any security instrument providing collateral on said Note shall be subordinate to any loan that the newly formed LLC shall deem necessary to develop any of the property which it may acquire, and IRDP will further agree to execute any additional subordination agreements reasonably required by any lender to that effect. Further, each party to the newly formed LLC will do its best to accommodate the tax planning aspects of all other parties.

8. IRDP presently holds or shall soon acquire real estate contents to acquire the 14 acre and 103 acre tract, with closing dates to occur simultaneously with this transaction. Upon consummation of the transactions contemplated herein, IRDP shall assign such contracts to HCLP who will execute and perform such contracts and assume all obligations arising in connection herewith. In the event, that KPI should have to fund such contracts, KPI shall receive a credit to its side of the capital contribution for HCLP. Further, HCLP will agree to issue a Promissory Note or Notes for the total amount of funds owed KPI based on the above calculation which note shall accrue interest at seven percent (7%), and which shall be due and payable in any event in seven years. The note will be crafted so as to allow for fluctuation of payment on principal based upon the development plans of HCLP and the need for cash flow. The note shall contain a clause allowing for no prepayment penalty, and shall provide for interest only payments to accrue quarterly.

9. KPI agrees that approximately 10 acres known as the Pecan Grove, and which shall be more accurately determined by survey or legal description within thirty (30) days of the executed date of this Letter of Intent shall be designated and IRDP shall have an option to purchase that acreage back at the rate of $6,000 per acre rounded to the nearest tenth of an acre. Said option shall run two (2) years from the Closing date of the transaction contemplated herein and shall be exercisable by payment of cash, or at IRDP's election, a reduction of the principal balance of IRDP capital contribution account. In the event that the Option is properly exercised, IRDP shall agree to bind said acreage with similar restrictive covenants and architectural controls as may exist or is anticipated to exist on the surrounding lands.

10. The only contingencies which this matter is subject are: (i) that KPI is satisfied with clear title to the acreage owned by IRDP. Contingency expires at 5:00 p.m. on August 20, 1997; (ii) That IRDP's governing documents indicate that IRDP is legally constituted, in good standing and that Barbara H. Stam is duly authorized to convey on behalf of IRDP. (iii) That IRDP deliver to KPI copies of all reports in its possession consisting of wetlands delineations, surveys, feasibility studies, engineering studies and other studies incurred in the pre-development of the properties, provided, however, that IRDP shall have no obligation to disclose such reports and studies if and to the extent that IRDP is subject to confidentiality or nondisclosure obligations with respect hereto and (iv) approval by the KPI Board. Contingency for (iv) shall expire at 5:00 p.m. on August 14, 1997.

11. Killearn Properties, Inc. will receive a management and marketing fee of fifteen per cent (15%) of the gross price of any and all property sold and closed. This fee will include any and all real estate commissions incurred on the sales.

12. IRDP agrees to pay all transfer taxes, recording costs, HCLP will pay for any intangible tax and title insurance policy. Real estate property taxes to be prorated as of the date of Closing. HCLP shall advance the cost of such items, and such advance shall reduce the capital contribution account of IRDP and reduce the balance of the Promissory Note described in Paragraph 7.

13. Upon signature of this Letter of Intent, KPI shall issue a check in the amount of $42,000.00, which shall be made payable to Cofer, Beauchamp, Stradley & Hicks Trust Account, and which funds shall be distributed as follows: Approximately $34,089.00 shall be paid to the first mortgagee as the August payment. Approximately $6,092.00 shall be paid for the 56 acre tract for the quarterly interest payment due August 1, 1997. In addition, KPI acknowledges that an additional $34,089.00 shall be due to the first mortgagee on September 1, 1997 and hereby agrees to fund such payment and advance it to IRDP no later than September 1, 1997 whereupon IRDP shall remit such payment to the first mortgagee.

14. Regarding a memorandum of understanding (the "Memorandum") dated October 31, 1996 executed by IRDP, IRDP agrees that in the event Mr. Thomas Connell, or any person or entity suing on his behalf should be successful in enforcing said Memorandum, and any acreage or funds required to resolve the matter is to come out of any of the land mentioned herein, IRDP agrees to have said land value reduced from its capital contribution account of IRDP and reduce the balance of the Promissory Note described in Paragraph 7.

15. KPI is aware that there is currently another entity which may claim to have some interest in the above property by virtue of an agreement of which one party is IRDP, the contents of which cannot be legally disclosed. Upon execution and delivery of this letter of intent and payment of the sums set forth in paragraph 13, IRDP shall notify such party in writing of the cessation of IRDP's business relationship with such party. If at any time prior to September 30, 1997 such third party brings any lawsuit for action or damages arising in connection with the cessation of said business relationship, KPI may upon written notice to IRDP terminate this agreement and IRDP shall return to KPI all monies paid by KPI to date in the performance of this agreement including any mortgage payments and any costs advanced.

16. Within thirty (30) days after the execution hereof, HCLP shall complete and provide IRDP with a comprehensive land use plan for the approximate 1,200 acres known as Southgate.

17. The parties agree to establish a principal repayment program to IRDP tied to the sale of real property containing, at a minimum, requirements for the repayment of principal, in an amount not less than $3,000 upon the sale of any residential lot, 10% of the sales price of any commercial/light industrial property, and a total repayment of principal not later than seven (7) years after making the capital contribution.

18. The parties acknowledge that architectural standards and recorded covenants for the development will be critical to the success of the project. KPI agrees that IRDP's counsel shall be entitled to draft or review of the covenants, conditions, and restrictions, design guidelines and builder program to be utilized for the projects. If IRDP's counsel does not draft the above documents, KPI agrees to incorporate the commercially reasonable comments of IRDP's counsel.


19.  Defaults.

     a. Notice of Default. No default as to any provision of this Agreement shall be claimed or charged by either party against the other until notice thereof has been given to the defaulting party in writing, and such default remains uncured for a period of five (5) days after the defaulting party's receipt of such notice. Notwithstanding the above, the Closing Date shall not be changed, delayed, postponed or extended by this requirement for notice of default.

     b. Default by IRDP. If IRDP defaults on its obligation to purchase under this Agreement, KPI may receive payment of any and all monies paid as liquidated damages and, it may elect to pursue its legal and equitable remedies against IRDP, such remedies to include damages and/or specific performance of contract.

     c. Default by KPI. Provided IRDP is not in default, should KPI refuse, fail, or be unable to comply with and perform in accordance with the provisions of this Agreement, any of the monies paid, shall be retained by IRDP as liquidated damages, as the parties have acknowledged that the amount of damages are difficult to estimate and that these liquidated damages are not intended as a penalty but a negotiated amount which will serve as compete and total negotiated damages between the parties, or, it may elect to pursue its legal and equitable remedies against KPI, such remedies to include damages and/or specific performance of contract.

20.  Miscellaneous Items.
     a. The parties acknowledge that this agreement is binding and may not be changed orally, but only by an agreement in writing signed by the parties hereto.
     b.  Time is of the essence of the Agreement.
     c. This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Georgia.
     d. In each and every provision of this Agreement, the parties agree that there shall be implied, whether specifically stated or not, an obligation for each party to act or proceed in good faith and with reasonable diligence to meet its obligations as set forth herein. In that regard, each party further agrees to cooperate fully and faithfully to enable each party to meet its obligations. For purposes hereof, the phrase, "good faith and reasonable diligence" and similar uses and derivations thereof shall mean that the applicable party is actively and continuously applying or dedicating appropriate resources such as labor, materials, and the expenditure of funds toward the specific task or obligation to be met.
     e. Each party to this Agreement has fully disclosed all matters which may affect the property or any liabilities attached thereto, and for any matters not so disclosed agrees to be solely responsible for and hold harmless the other party from any liability which may arise therefrom.
     f. The parties agree that the terms of this transaction shall remain confidential.
     g. The parties agree that neither party shall issue any press release without prior review and consent of the other party.

Assuming the above terms are satisfactory with you, I would appreciate you executing this agreement and we can have our attorneys begin compiling the closing documentation. If you have any questions, please feel free to contact me either here or in Tallahassee at (850) 668-8500.

Have a Great Day and God Bless!

Sincerely,
/s/ Mark A. Conner
Mark A. Conner, President

By signature below, the undersigned hereby concurs with the above referenced terms and conditions.

/s/ Barbara H. Stam
Barbara H. Stam, Managing Partner
International Realty Development Partners, Ltd., L.L.C.

